Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cobalt International Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Cobalt International Energy, Inc.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

March 22, 2012

Dear Stockholder:

        You are cordially invited to the 2012 Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 26, 2012 at 9:00 a.m., Central Time, at the Cobalt Center, 920 Memorial City Way, Meeting Room A, Houston, Texas 77024. For those of you who cannot attend the Annual Meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

        This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board of Directors. Other matters on which action is expected to be taken during the meeting are also described.

        It is important that your shares are represented at the Annual Meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

        On behalf of the Board of Directors, thank you for your continued support.

Yours truly,
Joseph H. Bryant Chairman of the Board of Directors and Chief Executive Officer

Cobalt International Energy, Inc.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on April 26, 2012

The Proxy Statement and Annual Report to Stockholders are available at
http://www.cstproxy.com/cobaltintl/2012

Date:	April 26, 2012
Time:	9:00 a.m., Central Time
Place:	Cobalt Center 920 Memorial City Way, Meeting Room A Houston, Texas 77024

Items of Business:

  1.
  To elect twelve directors to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2012;

  3.
  To provide an advisory vote on executive compensation; and

  4.
  To transact such other business as may properly come before the Annual Meeting.

        Record Date:    You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record and entitled to vote on March 15, 2012. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. The list also will be available at the Annual Meeting.

        Proxy Voting:    Your vote is important regardless of the size of your holdings. Please either complete, date and sign the enclosed proxy card and return it in the envelope provided for you or otherwise use the internet voting site or the toll-free number listed on the enclosed proxy card to submit your vote.

        Meeting Admission:    If you plan to attend the Annual Meeting in person, you will need to bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification.

By Order of the Board of Directors:

Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary
Houston, Texas March 22, 2012

COBALT INTERNATIONAL ENERGY, INC.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

PROXY STATEMENT

 April 26, 2012
KEY INFORMATION

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Cobalt International Energy, Inc. for the 2012 Annual Meeting of Stockholders (the "Annual Meeting"). In this proxy statement, we refer to the Board of Directors as the "Board" and Cobalt International Energy, Inc. as "we," "us," "our company," "Cobalt" or the "Company." This proxy statement is being mailed and made available to stockholders starting on or about March 22, 2012.

Record Date and Voting Securities

        The Board fixed the close of business on March 15, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 410,687,816 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Voting by Proxy

        Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by either (i) marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card and returning it in the envelope provided or (ii) using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card). If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

        When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Cobalt International Energy, Inc. and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

        All shares represented by valid proxies that we receive through whichever method above you use to transmit your instructions, and that are not revoked, will be voted in accordance with your instructions on the proxy. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

        "FOR" Proposal 1:    The election of twelve directors to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

        "FOR" Proposal 2:    The ratification of the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2012; and

        "FOR" Proposal 3:    Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement.

        If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

Revoking Your Proxy

        You may revoke your proxy at any time before it is exercised by:

  1.
  Delivering to our executive offices (Attention: Secretary) a written notice of revocation; or

  2.
  Delivering to our executive offices (Attention: Secretary) a duly executed proxy bearing a later date; or

  3.
  Using the internet voting site or the toll-free telephone number listed on the enclosed proxy card to deliver a duly executed proxy bearing a later date; or

  4.
  Attending the Annual Meeting and voting in person.

        Our executive offices are located at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. Attendance at the Annual Meeting will not in itself constitute the revocation of your proxy.

Attending the Annual Meeting

        All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 15, 2012. Failure to bring photo identification and such a letter may delay your ability to attend or prevent you from attending the Annual Meeting.

Quorum and Required Vote

        Stockholders representing a majority of our outstanding capital stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of all of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, the affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposals 2 and 3 and a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal 1.

        Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

        For the purposes of determining whether a proposal has received the requisite vote of the holders of the capital stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares of capital stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals.

Costs of Solicitation

        We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

        Our 2011 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 31, 2011, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission ("SEC"). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or at telephone number +1 (713) 452-2322. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, this proxy statement and our Annual Report to stockholders are available to you at no charge electronically at http://www.cstproxy.com/cobaltintl/2012.

CORPORATE GOVERNANCE

Board of Directors

  Board Composition

        Our certificate of incorporation and by-laws provide that the Board shall consist of not fewer than five directors, nor more than 15 directors. We currently have twelve directors: Messrs. Bryant, Coneway, France, Golden, Lancaster, Lebovitz, Marshall, Moore, Pontarelli, Scoggins, van Steenbergen and Young.

        The Board consists of a single class of directors each serving one year terms. Once our controlling stockholders (as defined below in "—Committees of the Board of Directors"), in the aggregate, no longer beneficially own more than 50% of the outstanding shares of our common stock or we would fail to qualify as a "controlled company" under the New York Stock Exchange ("NYSE") rules as in effect at the time of our initial public offering ("IPO"), the Board will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms (other than directors who may be elected by holders of preferred stock, if any).

  Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Joseph H. Bryant. Our non-management directors have also determined that it is optimal for the Board to have a "presiding director," whose responsibilities include, among others, calling meetings of the non-management directors, presiding over executive sessions of the non-management directors and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication. Our presiding director is a rotating position among non-management directors. Currently, Mr. Moore serves as our presiding director.

        The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

  Director Independence

        We have availed ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirements that a listed company must have a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors.

        In any event, the Board has determined that Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). There are no family relationships among any of our executive officers, directors or nominees for director.

        Our controlling stockholders (as defined below in "—Committees of the Board of Directors") currently own shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholder.

  Board's Role in Risk Oversight

        Management has implemented an Enterprise Risk Management ("ERM") process to assist in the Board's oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature.

        While risk oversight is a full Board responsibility, primary responsibility for monitoring the ERM process is delegated to the Audit Committee. The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board's other standing committees—Compensation and Nominating and Corporate Governance—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory and appraisal drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board of Directors and Committees

        The Board held nine meetings during fiscal 2011 and took action by unanimous written consent on two occasions. During fiscal 2011, no director nominated for election at the Annual Meeting attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he was a director and of the total number of meetings held by all of the committees of the Board on which he served. The three standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        The following table shows the membership and number of meetings held by the Board and each committee during fiscal 2011:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Joseph H. Bryant				Chair
Peter R. Coneway			X	X
Michael G. France				X
Jack E. Golden		X		X
N. John Lancaster		Chair		X
Scott L. Lebovitz				X
Jon A. Marshall	X	X		X
Kenneth W. Moore				X
Kenneth A. Pontarelli		X	Chair	X
Myles W. Scoggins	X		X	X
D. Jeff van Steenbergen		X		X
Martin H. Young, Jr.	Chair			X
Fiscal 2011 Meetings	7	8	5	9
Action by Unanimous Written Consent in 2011	0	0	0	2

        We expect, but do not require, our directors to attend our annual stockholder meetings.

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Stockholders and other interested parties may communicate directly with the presiding director by sending a written communication in an envelope addressed to: Presiding Director, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. In order to submit a complaint, you may call our hotline at (800) 338-9088 or visit the "Corporate Governance" section of our website. Any such complaints received or submitted are automatically forwarded to Mr. Martin H. Young, Jr., an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

Committees of the Board of Directors

        We are a "controlled company" as that term is defined in Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power is held by funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd. (collectively, the "controlling stockholders"), acting as a group. Under the NYSE rules, a "controlled company" may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the Board consist of independent directors, (2) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. As a result, although we have adopted charters for our Audit, Nominating and Corporate Governance and Compensation Committees and conduct annual performance evaluations of these committees, under the NYSE's "controlled company" exception we have elected not to comply with these NYSE corporate governance requirements.

        The Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and may have such other committees as the Board shall determine from time to time. Each of the standing committees of the Board has the composition and responsibilities described below.

  Audit Committee

        The current members of our Audit Committee are Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins, each of whom the Board has determined is financially literate. Mr. Young is the Chairman of this committee. The Board has determined that Mr. Young and Dr. Scoggins are Audit Committee financial experts and that Mr. Young, Mr. Marshall and Dr. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  oversee our anti-corruption programs;

  •
  oversee our resource and reserve policies;

  •
  approve any off-balance sheet financial activities;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this proxy statement.

        The Audit Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. There were seven meetings of the Audit Committee during fiscal 2011.

  Compensation Committee

        The current members of our Compensation Committee are Mr. N. John Lancaster, Dr. Jack E. Golden, Mr. Jon A. Marshall, Mr. Kenneth A. Pontarelli and Mr. D. Jeff van Steenbergen. Mr. Lancaster is the Chairman of this committee. Our Compensation Committee is authorized to:

  •
  review and recommend to the Board the compensation arrangements for management, including the compensation for our Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

  •
  administer our stock incentive plans;

  •
  periodically review our succession planning; and

  •
  prepare the report of the Compensation Committee that SEC rules require to be included in this proxy statement.

        The Compensation Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2011, there were eight meetings of the Compensation Committee.

  Nominating and Corporate Governance Committee

        The current members of our Nominating and Corporate Governance Committee are Mr. Kenneth A. Pontarelli, Mr. Peter R. Coneway and Dr. Myles W. Scoggins. Mr. Pontarelli is the Chairman of this committee. Our Nominating and Corporate Governance Committee is authorized to:

  •
  identify and nominate members for election to the Board;

  •
  develop and recommend to the Board a set of corporate governance principles applicable to our company; and

  •
  oversee the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2011, there were five meetings of the Nominating and Corporate Governance Committee.

  Nomination of Directors

        The nominees for re-election to the Board at the Annual Meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by stockholders, the Board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or established any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background. The Board did not deem it necessary to adopt specific written procedures because we are a "controlled company" under NYSE rules.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has been at any time an employee of Cobalt. None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Business Conduct and Ethics

        The Board has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.cobaltintl.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The corporate governance guidelines are also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to the corporate governance guidelines on our website at www.cobaltintl.com.

Stockholders Agreement

        We have entered into a stockholders agreement with our controlling stockholders pursuant to which the controlling stockholders, collectively, have the right to designate seven members of the Board. The funds affiliated with each of First Reserve Corporation, Goldman, Sachs & Co., and Riverstone Holdings LLC/the Carlyle Group each have the right to designate: (i) two directors so long as such funds own 40% or more of the shares of our common stock owned by them immediately following our IPO; (ii) only one director if such funds own less than 40% of the shares of our common stock owned by them immediately following our IPO and at least 5% of the then outstanding shares of our common stock; and (iii) no directors if such funds own less than 40% of the shares of our common stock owned by them immediately following our IPO and less than 5% of the then outstanding shares of our common stock. The funds associated with KERN Partners Ltd. will have the right to designate one director for as long as they own at least 5% of the then outstanding shares of our common stock, but they lose such right when they own less than 5% of the then outstanding shares of our common stock. For as long as a controlling stockholder is entitled to designate at least one director, such controlling stockholder will have the right to have at least one of its director designees serve on each committee of the Board (other than the Audit Committee). For so long as our controlling stockholders collectively own 25% of the then outstanding shares of our common stock, (i) the directors designated by our controlling stockholders will constitute the majority of each committee of the Board (other than the Audit Committee) and (ii) the chairman of each of the committees (other than the Audit Committee) will be a director serving on such committee who is selected by our controlling stockholders holding a majority of the outstanding shares of our common stock held by our controlling stockholders.

Certain Relationships and Related Transactions

        The following is a description of the transactions we have engaged in since January 1, 2011 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

        An affiliate of one of our controlling stockholders, Goldman, Sachs & Co., acted as an underwriter of our common stock offerings which closed on April 15, 2011 and February 29, 2012. Goldman, Sachs & Co. received underwriter discounts, commissions and expense reimbursements totaling approximately $2.0 million in connection with the April 2011 offering and over-allotment option and underwriter discounts, commissions and expense reimbursements totaling approximately $14.0 million in connection with the February 2012 offering and over-allotment option.

        We believe that the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

  Procedures for Review of Transactions with Related Persons

        We have adopted a set of related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our principal stockholders and our affiliates, are approved by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders' best interests.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 15, 2012, we had 410,687,816 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted basis, as of March 15, 2012, for:

  •
  each of our current named executive officers;

  •
  each of our current directors;

  •
  all our current executive officers and directors as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 15, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Joseph H. Bryant(1)	4,725,825	1.15%
Van P. Whitfield(2)	1,345,845	* %
John P. Wilkirson(3)	444,948	* %
James H. Painter(4)	1,836,298	* %
Michael D. Drennon(5)	154,348	* %
Peter R. Coneway(6)	—	—%
Michael G. France(10)	—	—%
Jack E. Golden(8)	66,316	* %
N. John Lancaster(6)	—	—%
Jon A. Marshall(9)	29,423	* %
Kenneth W. Moore(10)	—	—%
Scott L. Lebovitz(7)	—	—%
Kenneth A. Pontarelli(7)	—	—%
Myles W. Scoggins(11)	5,000	* %
D. Jeff van Steenbergen(18)	—	—%
Martin H. Young, Jr.(12)	13,920	* %
All directors and executive officers as a group (20 individuals)	11,552,960	2.81%
Five Percent Stockholders
The Carlyle/Riverstone Funds (13)	62,955,756	15.33%
The First Reserve Funds (14)	62,384,345	15.19%
The Goldman Sachs Group, Inc. (15)	62,960,098	15.33%
The KERN Fund (16)	26,939,795	6.56%
Wellington Management Company, LLP (17)	25,915,351	6.31%

*
Denotes less than 1% of common stock beneficially owned.

(1)
Includes 506,152 shares of common stock held by the Bryant 2007 Descendants' Trust, of which Mr. Bryant is the beneficial owner, 1,125,087 shares of common stock included in Mr. Bryant's unvested restricted stock awards, 57,252 shares of common stock underlying Mr. Bryant's vested options. Excludes up to 25,100 shares underlying restricted stock units, which are scheduled to vest on December 31, 2012 and December 31, 2013, subject to the achievement of performance conditions, and 171,755 shares underlying options, which are scheduled to vest ratably on each of December 31, 2012, December 31, 2013 and December 31, 2014. Excludes 203,717 shares underlying options granted to Mr. Bryant on February 24, 2012, which are scheduled to vest on December 31, 2014.

(2)
Includes 469,256 shares of common stock held by Veer Eagles Partners Ltd. and 23,681 shares of common stock underlying Mr. Whitfield's vested options. Includes 129,132 and 237,072 shares of common stock included in unvested restricted stock awarded to Mr. Whitfield and Veer Eagles Partners Ltd., respectively. Excludes up to 10,382 shares underlying restricted stock units, which are scheduled to vest on December 31, 2012 and December 31, 2013, subject to the achievement of performance conditions, and 71,042 shares underlying options, which are scheduled to vest ratably on each of December 31, 2012, December 31, 2013 and December 31, 2014. Excludes 29,963 shares underlying options granted to Mr. Whitfield on February 24, 2012, which are scheduled to vest on December 31, 2014.

(3)
Includes 95,355 shares of common stock held by The John Pollan Wilkirson 2009 GRAT, 95,353 shares of common stock held by The Stacy Spence Wilkirson 2009 GRAT and 120,383 shares of common stock held by the Wilkirson Holdings Trust, of which Mr. Wilkirson is the beneficial owner. The preceding numbers include 80,029, 23,577, 19,484, and 19,483 shares of common stock included in unvested restricted stock awarded to Mr. Wilkirson, the Wilkirson Holdings Trust, The John Pollan Wilkirson 2009 GRAT and The Stacy Spence Wilkirson 2009 GRAT, respectively. Includes 12,882 shares of common stock underlying Mr. Wilkirson's vested options. Includes 1,000 shares of common stock held by Mr. Wilkirson's children, of which Mr. Wilkirson disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any. Excludes up to 5,648 shares underlying restricted stock units, which are scheduled to vest on December 31, 2012 and December 31, 2013, subject to the achievement of performance conditions, and 38,644 shares underlying options, which are scheduled to vest ratably on each of December 31, 2012, December 31, 2013 and December 31, 2014. Excludes 18,170 shares underlying options granted to Mr. Wilkirson on February 24, 2012, which are scheduled to vest on December 31, 2014.

(4)
Includes 414,254 shares of common stock included in Mr. Painter's unvested restricted stock awards and 22,543 shares of common stock underlying Mr. Painter's vested options. Excludes up to 9,884 shares underlying restricted stock units, which are scheduled to vest on December 31, 2012 and December 31, 2013, subject to the achievement of performance conditions, and 67,628 shares underlying options, which are scheduled to vest ratably on each of December 31, 2012, December 31, 2013 and December 31, 2014. Excludes 23,834 shares underlying options granted to Mr. Painter on February 24, 2012, which are scheduled to vest on December 31, 2014.

(5)
Includes 120,732 shares of common stock included in Mr. Drennon's unvested restricted stock awards and 21,469 shares of common stock underlying Mr. Drennon's vested options. Excludes up to 9,413 shares underlying restricted stock units, which are scheduled to vest on December 31, 2012 and December 31, 2013, subject to the achievement of performance conditions, and 64,408 shares underlying options, which are scheduled to vest ratably on each of December 31, 2012, December 31, 2013 and December 31, 2014. Excludes 20,371 shares underlying options granted to Mr. Drennon on February 24, 2012, which are scheduled to vest on December 31, 2014.

(6)
Peter R. Coneway and N. John Lancaster are managing directors of Riverstone. Each of Mr. Coneway and Mr. Lancaster disclaims beneficial ownership of the shares that relate to and are described in footnote 13 below, except to the extent of their pecuniary interest therein, if any. The address of Mr. Coneway is 1000 Louisiana, Suite 1000 Houston, Texas 77002. The address of Mr. Lancaster is 712 Fifth Avenue, Suite 51, New York, NY 10019.

(7)
Scott L. Lebovitz and Kenneth A. Pontarelli are managing directors of Goldman, Sachs & Co. Each of Mr. Lebovitz and Mr. Pontarelli disclaims beneficial ownership of the shares that relate to and are described in footnote 15 below, except to the extent of their pecuniary interest therein, if any. The address of Mr. Lebovitz and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York 10282.

(8)
Includes 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 1 and 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 2, of which Dr. Golden is the beneficial owner. Excludes 13,537 shares of common stock, in which Dr. Golden is deemed to be invested under our Non-Employee Directors Deferral Plan and 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Golden under our Non-Employee Directors Compensation Plan.

(9)
Excludes 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Marshall under our Non-Employee Directors Compensation Plan.

(10)
Michael G. France and Kenneth W. Moore are managing directors of First Reserve Corporation. Each of Mr. France and Mr. Moore disclaims beneficial ownership of the shares that relate to and are described in footnote 14 below, except to the extent of their pecuniary interest therein, if any.

(11)
Excludes 22,320 shares of common stock, in which Dr. Scoggins is deemed to be invested under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan, and 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Scoggins under our Non-Employee Directors Compensation Plan.

(12)
Excludes 36,549 shares of common stock, in which Mr. Young is deemed to be invested under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan, and 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Young under our Non-Employee Directors Compensation Plan.

(13)
Based on a Form 4 filed on March 2, 2012 by C/R Energy GP III, LLC ("GP III"), C/R Energy GP II, LLC ("GP II"), C/R Energy III Cobalt Partnership, L.P. ("C/R III Cobalt"), C/R Energy Coinvestment II, L.P. ("C/R Coinvest"), C/R Cobalt Investment Partnership, L.P. ("C/R Cobalt"), Carlyle/Riverstone Energy Partners III, L.P., Carlyle/Riverstone Global Energy and Power Fund III, L.P. ("C/R Fund III"), Carlyle/Riverstone Energy Partners II, L.P. ("C/R Partners II"), Riverstone Holdings LLC ("Riverstone Holdings"), and TCG Holdings LLC ("TCG Holdings"). C/R Fund III, C/R III Cobalt, Riverstone Energy Coinvestment III, L.P. ("REC III") and Carlyle Energy Coinvestment III, L.P. ("CEC III") are the record holders of 25,510,295, 10,991,110, 1,044,990 and 227,058 shares of our common stock, respectively. GP III exercises investment discretion and control over the shares held by each of C/R Fund III and C/R III Cobalt through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which GP III is the sole general partner. GP III has the power to direct the voting and disposition of the shares held by each of REC III and CEC III. Riverstone Coinvestment III GP, L.L.C. ("Riverstone Coinvestment III") is the general partner of REC III. Riverstone Holdings is the managing member of Riverstone Coinvestment III. Pierre F. Lapeyre, Jr. and David M. Leuschen are the managing members of Riverstone Holdings and, in such capacity, may be deemed to share beneficial ownership of common stock beneficially owned by Riverstone Holdings. Such individuals expressly disclaim any such beneficial ownership. Carlyle Energy Coinvestment III GP, L.L.C. ("CEC III GP") is the general partner of CEC III. TCG Holdings is the managing member of CEC III GP. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein are the managing members of TCG Holdings, and, in such capacity, may be deemed to share beneficial ownership of common stock beneficially owned by TCG Holdings. Such individuals expressly disclaim any such beneficial ownership. C/R Cobalt and C/R Coinvest are the record holders of 23,031,186 and 2,151,117 shares of our common stock, respectively. GP II exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvest through their mutual general partner, C/R Partners II, of which GP II is the sole general partner. Each of GP III and GP II is managed by an eight person managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D'Aniello and Edward J. Mathias, as the members of the managing boards of each of GP III and GP II, may be deemed to share beneficial ownership of the shares beneficially owned by GP III and GP II. Such persons disclaim such beneficial ownership. The address of each of the above persons is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 51st Floor, New York, NY 10019, except for TCG Holdings, CEC III GP, and CEC III, whose address is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(14)
Based on a Form 4 filed on February 29, 2012 by William E. Macaulay, First Reserve GP XI, Inc. ("GP XI Inc."), First Reserve GP XI, L.P. ("GP XI"), First Reserve Fund XI, L.P. ("Fund XI") and FR XI Onshore AIV, L.P. ("Onshore AIV"). Fund XI owns 46,757,960 shares of our common stock and Onshore AIV owns 15,626,385 shares of our common stock. GP XI is the general partner of Fund XI and Onshore AIV, and GP XI Inc. is the general partner of GP XI. Mr. Macaulay is a director of GP XI Inc. and has the right to appoint a majority of the board of directors of GP XI Inc. In such capacities, each of Mr. Macaulay, GP XI Inc. and GP XI may be deemed to beneficially own the shares of our common stock held by Fund XI and Onshore AIV. Each of the above persons and entities, other than Fund XI and Onshore AIV, disclaims beneficial ownership of any shares of our common stock. The address of the above persons and entities is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(15)
Based on a Form 4 filed on March 2, 2012 by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GSCP V Cobalt Holdings, LLC ("Cobalt V Holdings"), GSCP VI Cobalt Holdings, LLC ("Cobalt VI Holdings"), GSCP V Offshore Cobalt Holdings, LLC ("Offshore V Holdings LLC"), GSCP VI Offshore Cobalt Holdings, LLC ("Offshore VI Holdings LLC"), GSCP V GmbH Cobalt Holdings, LLC ("GmbH Holdings V LLC"), GSCP VI GmbH Cobalt Holdings, LLC ("GmbH Holdings VI LLC" and, together with Cobalt V Holdings, Cobalt VI Holdings, Offshore V Holdings LLC, Offshore VI Holdings LLC, Institutional and GmbH Holdings V LLC, the "Goldman LLCs"), GSCP V Offshore Cobalt Holdings, L.P. ("Offshore V Holdings LP"), GSCP VI Offshore Cobalt Holdings, L.P. ("Offshore VI Holdings LP"), GSCP V GmbH Cobalt Holdings, L.P. ("GmbH Holdings V LP"), GSCP VI GmbH Cobalt Holdings, L.P. ("GmbH Holdings VI LP"), GSCP V GmbH Cobalt Holdings ("GmbH Holdings V"), GSCP VI GmbH Cobalt Holdings ("GmbH Holdings VI"), GS Capital Partners V Fund, L.P. ("GS Capital V"), GS Capital Partners VI Fund, L.P. ("GS Capital VI"), GS Capital Partners V Offshore Fund, L.P. ("GS V Offshore"), GS Capital Partners VI Offshore Fund, L.P. ("GS VI Offshore"), GS Capital Partners V Institutional, L.P. ("GS Institutional"), GS Capital Partners VI Parallel, L.P. ("GS Parallel"), GS Capital Partners V GmbH & Co. KG ("GS V Germany"), GS Capital Partners VI GmbH & Co. KG ("GS VI Germany" and, together with GS Capital V, GS Capital VI, GS V Offshore, GS VI Offshore, GS Institutional, GS Parallel and GS V Germany, the "Limited Partnerships"), GSCP V Advisors, L.L.C. ("GSCP V Advisors"), GSCP VI Advisors, L.L.C. ("GSCP VI Advisors"), GSCP V Offshore Advisors, L.L.C. ("GSCP V Offshore Advisors"), GSCP VI Offshore Advisors, L.L.C. ("GSCP VI Offshore Advisors"), GS Advisors V, L.L.C. ("GS Advisors V"), GS Advisors VI, L.L.C. ("GS Advisors VI"), Goldman, Sachs Management GP GmbH ("GS GmbH" and, together with the foregoing entities, the "GS Reporting Persons"). GS Group and Goldman Sachs may be deemed to beneficially own an aggregate of 62,960,098 shares of our common stock through the Limited Partnerships. Affiliates of Goldman Sachs and GS Group are the general partner, managing limited partner or managing partner of the Limited Partnerships. Goldman Sachs serves as the investment manager of the

  Limited Partnerships and is a wholly-owned subsidiary of GS Group. Cobalt V Holdings beneficially owns an aggregate of 20,553,148 shares of our common stock which may be deemed to be beneficially owned by its sole member, GS Capital V, and GS Capital V's sole general partner, GSCP V Advisors. Offshore V Holdings LLC beneficially owns an aggregate of 10,616,898 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore V Holdings LP, and GS V Offshore, the general partner of Offshore V Holdings LP, and GSCP V Offshore Advisors, the general partner of GS V Offshore. GS Institutional beneficially owns an aggregate of 7,047,955 shares of our common stock which may be deemed to be beneficially owned by GS Advisors V, the general partner of GS Institutional. GmbH Holdings V LLC beneficially owns an aggregate of 814,863 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings V LP, by GmbH Holdings V, the general partner of GmbH Holdings V LP, by GS V Germany, the sole stockholder of GmbH Holdings V, and by GS GmbH, the general partner of GS V Germany. Cobalt VI Holdings beneficially owns an aggregate of 11,169,010 shares of our common stock which may be deemed to be beneficially owned by its sole member, GS Capital VI, and GS Capital VI's sole general partner, GSCP VI Advisors. Offshore VI Holdings LLC beneficially owns an aggregate of 9,289,990 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore VI Holdings LP, by GS VI Offshore, the general partner of Offshore VI Holdings LP, and by GSCP VI Offshore Advisors, the general partner of GS VI Offshore. GS Parallel beneficially owns an aggregate of 3,071,287 shares of our common stock which may be deemed to be beneficially owned by GS Advisors VI, the general partner of GS Parallel. GmbH Holdings VI LLC beneficially owns an aggregate of 396,947 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings VI LP, by GmbH Holdings VI, the general partner of GmbH Holdings VI LP, by GS VI Germany, the sole stockholder of GmbH Holdings VI, and by GS GmbH, the general partner of GS VI Germany. Each GS Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interests therein. The address of each of the persons mentioned in this paragraph is 200 West Street, New York, New York 10282.

(16)
Based on a Form 4 filed on March 2, 2012 by KERN Cobalt Co-Invest Partners AP LP (the "AP Partnership"), Kern Cobalt Group Management Ltd. ("KERN Cobalt Group"), The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec ("Caisse"), KERN Energy Partners I LP ("KERN I"), KERN Energy Partners II LP ("KERN II"), KERN Energy Partners III LP ("KERN III") and KERN Cobalt Co-Invest V LP ("KERN V"), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP ("KERN I U.S."), KERN Energy Partners II U.S. LP ("KERN II U.S.") and KERN Energy Partners III U.S. LP ("KERN III U.S."), each a limited partner of KERN V; KERN Cobalt Group V LLC ("KERN Group V"), the general partner of KERN V; KERN Energy Partners Management Ltd. ("KERN Management"), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. ("KERN Partners"), the sole stockholder of KERN Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. ("KERN Management II") and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP ("KERN Energy GP"), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. ("KERN Management III"), the general partner of KERN Energy GP; and Pentti Karkkainen, a director of KERN Partners (collectively, the "KERN Reporting Persons"). Nothing anything contained in this paragraph shall be construed as an admission that any KERN Reporting Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Exchange Act. The KERN Reporting Persons may be deemed to beneficially own 26,939,795 shares of our common stock. Each KERN Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein. The address of The Board of Trustees of the Leland Stanford Junior University is 635 Knight Way, Stanford, CA 94305-7297. The address of Caisse de depot et placement du Quebec is 1000 place Jean-Paul-Riopelle, Montreal, Quebec, Canada H2Z 2B3. The address of each of the other persons mentioned in this paragraph is c/o KERN Partners Ltd., Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

(17)
Based on a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP ("Wellington"). Such filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 25,915,351 shares of common stock which are held of record by clients of Wellington. Wellington has shared power to dispose or direct the disposition of 25,915,351 shares of common stock held by it and has shared power to vote or direct the vote of 17,764,730 shares of common stock held by it. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(18)
Mr. van Steenbergen is a director of KERN Partners and KERN Management III and a director and/or officer of certain subsidiaries and affiliates of the foregoing. Certain affiliates of KERN Partners and KERN Management III may be deemed to beneficially own, in the aggregate 26,939,795 shares of our common stock. Mr. van Steenbergen disclaims beneficial ownership of the shares that relate to and are described in footnote 16 except to the extent of his pecuniary interests therein, if any.

Pledge of Shares

        To our knowledge, as of March 15, 2012, none of our officers or directors or five percent stockholders have pledged any of their respective shares.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board currently consists of 12 directors, and the Board has nominated 12 directors for election at the Annual Meeting to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Our certificate of incorporation authorizes our Board to consist of five to 15 directors, as determined by the Board, and all directors are to be elected annually. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

        We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these 12 nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Information About the Nominees

        The names of the nominees, their ages as of March 15, 2012, and other information about them are set forth below:

        Joseph H. Bryant, 56, has been our Chief Executive Officer and Chairman of the Board since our inception in November 2005. Mr. Bryant has 34 years of experience in the oil and gas industry. Prior to joining Cobalt, from September 2004 to September 2005, he was President and Chief Operating Officer of Unocal Corporation, an oil and gas exploration and production company. From May 2000 to August 2004, Mr. Bryant was President of BP Exploration (Angola) Limited, from January 1997 to May 2000, Mr. Bryant was President of BP Canada Energy Company (including serving as President of Amoco Canada Petroleum Co. between January 1997 and May 2000, prior to its merger with BP Canada), and from 1993 to 1996, Mr. Bryant served as President of a joint venture between Amoco Orient Petroleum Company and the China National Offshore Oil Corporation focused on developing the offshore Liuhua fields. Prior to 1993, Mr. Bryant held executive leadership positions in Amoco Production Company's business units in The Netherlands and the Gulf of Mexico, serving in many executive capacities and in numerous engineering, financial and operational roles throughout the continental United States. Mr. Bryant served on the board of directors of the Berry Petroleum Company from October 2005 until May 2011. Mr. Bryant currently serves on the board of directors of the American Petroleum Institute. Mr. Bryant holds a Bachelor of Science in Mechanical Engineering from the University of Nebraska.

        Peter R. Coneway, 67, has been a member of the Board since October 2009 and is a member of our Nominating and Corporate Governance Committee. Mr. Coneway is a Managing Director of Riverstone LLC. Prior to joining Riverstone in March 2009, Mr. Coneway served as United States Ambassador to Switzerland and Liechtenstein from 2006 to 2008. Prior to his ambassadorship, he was a Managing Director at Goldman Sachs & Co., and Head of the Houston office, which he founded in 1975. Having started at Goldman Sachs & Co. in 1969, he was named a General Partner in 1978 and established Goldman Sachs' Equities Sales, Trading and Research Division in Tokyo in 1987. Mr. Coneway holds a B.B.A. from the University of Texas and a Master in Business Administration from Stanford University.

        Michael G. France, 34, has been a member of the Board since April 2011. Mr. France serves as a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2007. Prior to joining First Reserve, Mr. France was a Vice President in the Natural Resources Group, Investment Banking Division, at Lehman Brothers. Prior to Lehman Brothers, he was a Senior Consultant at Deloitte & Touche. Mr. France also serves on the Board of Crestwood Gas Services GP LLC, general partner of Crestwood Midstream Partners LP. Mr. France holds a B.B.A. in Finance from the University of Texas and an M.B.A. from Jones Graduate School of Management at Rice University.

        Jack E. Golden, 63, has been a member of the Board since January 2010 and is a member of our Compensation Committee. Dr. Golden has well-rounded expertise and experience in the global oil and gas industry. After earning his Ph.D. in Physics, Dr. Golden joined Shell in 1977, later joining BP p.l.c. ("BP") in 1982. He held numerous executive positions in North America, including President of BP's North American E&P business. For much of his last decade with BP, he served as Group Vice President—Exploration and Production. During this period, he was involved with the development and operation of BP's business in North America, Europe, South America, West Africa and Russia. Dr. Golden retired from BP at the beginning of 2006. He is currently Managing Director of Edgewater Energy LLC, a Texas based oil and gas company, and a director of Atwood Oceanics, Inc., an international offshore drilling company. Additionally, Dr. Golden is President of Four Winds Consulting LLC, which served as advisor to the Board from March 2007 until December 2009.

        N. John Lancaster, 43, has been a member of the Board since May 2010 and is Chairman of our Compensation Committee. Mr. Lancaster is currently a Managing Director of Riverstone where he is responsible for managing investments across the energy industry, with a focus on oil services and exploration and production. Prior to joining Riverstone in 2000, Mr. Lancaster was a director with The Beacon Group, LLC., a privately held firm specializing in principal investing and strategic advisory services in the energy and other industries. Prior to joining Beacon, Mr. Lancaster was a Vice President with Credit Suisse First Boston's Natural Resources Group in Houston, Texas. Mr. Lancaster served as a director of Magellan Midstream Partners, L.P. from 2003 until 2007 and currently serves as a director of several private portfolio companies of Riverstone. Mr. Lancaster received his B.B.A. from the University of Texas at Austin and his M.B.A. from Harvard Business School.

        Scott L. Lebovitz, 36, has been a member of the Board since April 2011. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a managing director in 2007. He is currently a director of EF Energy Holdings, LLC and Energy Future Holdings Corp. Mr. Lebovitz served as a director of each of CVR Energy, Inc., and CVR GP, LLC, the general partner of CVR Partners, LP, from October 2007 until May 2011. He received his B.S. in Commerce from the University of Virginia.

        Jon A. Marshall, 60, has been a member of the Board since May 2010 and is a member of our Audit and Compensation Committees. Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 until May 2008 and was a member of Transocean's Board of Directors from November 2007 until December 2008. Mr. Marshall served as a director and Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when it merged with a subsidiary of Transocean, and served as the Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 until May 2003. From 1998 to November 2001, Mr. Marshall was employed with Global Marine Inc. where he held the same position. Mr. Marshall currently serves as a director of Noble Corporation. Mr. Marshall received his B.S. degree from the United States Military Academy.

        Kenneth W. Moore, 42, has been a member of the Board since August 2007. Mr. Moore is a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2004. Prior to joining First Reserve, Mr. Moore spent four years with Morgan Stanley in New York. Mr. Moore served as a director of Chart Industries, Inc. from October 2005 to November 2007 and Dresser-Rand Group Inc. from October 2004 to May 2007. Mr. Moore holds a B.A. from Tufts University and a Master in Business Administration from the Johnson School of Management at Cornell University.

        Kenneth A. Pontarelli, 41, has been a member of the Board since our inception in November 2005, is Chairman of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. Mr. Pontarelli is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Pontarelli joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004 and a partner in 2006. He is a director of Expro International Group Limited, CCS Corporation, Energy Future Holdings Corp., and Kinder Morgan, Inc. Mr. Pontarelli served on the board of directors of CVR Energy, Inc. from October 2007 until May 2010. He holds a B.A. from Syracuse University and a Master in Business Administration from Harvard Business School.

        Myles W. Scoggins, 64, has been a member of the Board since March 2010 and is a member of our Audit and Nominating and Corporate Governance Committees. In June 2006, Dr. Scoggins was appointed President of the Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Company. Prior to the merger of Mobil and Exxon in late 1999, he was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corporation. He currently also serves as a director of QEP Resources, Inc., and Venoco, Inc, and was a director for Trico Marine Services, Inc. from March 2005 until August 2011 and Questar Corporation from February 2005 until June 2010. In addition, he is a member of the National Advisory Council of the United States Department of Energy's National Renewable Energy Laboratory. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa.

        D. Jeff van Steenbergen, 56, has been a member of the Board since our inception in November 2005 and is a member of our Compensation Committee. Mr. van Steenbergen is a co-founding and General Partner of KERN Partners Ltd., an energy sector private equity firm based in Calgary. He has been with this firm since 2001 and serves on the boards of six of KERN's international and Canadian portfolio companies. Prior to that, Mr. van Steenbergen was a Managing Director and co-head of North American Oil and Gas with JP Morgan and Co., and before that was a Managing Director with a leading Canadian investment banking firm. He has been active in the North American and international energy sector for close to 35 years and has a broad range of experience as a private equity investor, investment banker, and in operating and operations management roles with Mobil Corporation and with Schlumberger. Mr. van Steenbergen holds a Bachelor of Applied Science in Civil Engineering from Queen's University and a Master of Business Administration from Dalhousie University, and attended executive programs at Harvard Business School, Stanford University and INSEAD.

        Martin H. Young, Jr., 59, has been a member of the Board since October 2009 and is Chairman of our Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board (a position he had held for 11 years) and as a member of the Board of the Texas Mutual Insurance Company (a position he had held for 12 years), the largest provider of workers' compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last ten working for a major California bank as the Vice President/Area Manager for the corporate banking group. Mr. Young currently also serves as Chairman of the board of directors of the Berry Petroleum Company, an independent energy company, a position he has held for seven of the past twelve years he has served on Berry Petroleum's board. Mr. Young holds a Bachelor of Business Administration from Duquesne University and a Master of Business Administration from Southern Illinois University.

2011 Director Compensation

        The following table lists the individuals who served as our directors during 2011. Other than Messrs. Golden, Marshall, Scoggins and Young, none of our directors, including our employee directors, earned any compensation for their services as directors during 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Total ($)
Joseph H. Bryant	—		—	—
Peter R. Coneway	—		—	—
Michael G. France	—		—	—
Jack E. Golden	100,000		175,000	275,000
N. John Lancaster	—		—	—
Scott L. Lebovitz	—		—	—
Jon A. Marshall	100,000	(1)	175,000	275,000
Kenneth W. Moore	—		—	—
Kenneth A. Pontarelli	—		—	—
Myles W. Scoggins	100,000	(2)	175,000	275,000
D. Jeff van Steenbergen	—		—	—
Martin H. Young, Jr.	120,000	(3)	175,000	295,000

(1)
Mr. Marshall elected to receive his entire annual retainer in shares of our common stock.

(2)
Dr. Scoggins elected to receive half of his retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan.

(3)
Mr. Young elected to receive his entire annual retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan. In addition to his annual retainer, Mr. Young received $20,000 for serving as Chairman of our Audit Committee, which Mr. Young also elected to receive in shares of our common stock on a deferred basis.

(4)
Represents the aggregate grant date fair value of restricted stock unit awards granted in 2011 computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. On June 1, 2011, each of Dr. Golden, Mr. Marshall, Dr. Scoggins and Mr. Young was awarded 12,905 restricted stock units with a grant date fair value of $175,000.

        In fiscal 2011, individuals serving as non-employee directors who were not equity partners or service providers of any of our controlling stockholders received:

  •
  a $100,000 annual retainer (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board); and

  •
  an annual award of restricted stock units with a fair market value of $175,000 (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board) pursuant to our Non-Employee Directors Compensation Plan.

        The Chairperson of the Audit Committee receives an additional annual retainer of $20,000. The Chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee of the Board receives, for his or her service in each such position, an additional annual retainer of $5,000. These additional retainers are available only for such Chairpersons who are non-employee directors and who are not equity partners or service providers of any of our controlling stockholders.

        The retainers are payable at the director's election in cash and/or shares of our common stock. Each award of restricted stock units is granted pursuant to a Restricted Stock Unit Award Notification under our Non-Employee Directors Compensation Plan. The award generally is settled one year after grant in shares of our common stock. Payment with respect to the retainers and restricted stock units may be deferred at the director's election pursuant to the terms of our Non-Employee Directors Deferral Plan.

        The director compensation package described above was established during 2010 by the Compensation Committee based on a review conducted by Meridian Compensation Partners, LLC ("Meridian"), the Compensation Committee's compensation consultant.

Vote Required

        Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation

        The Board recommends that stockholders vote "FOR" each of the nominees for director. If not otherwise specified, proxies will be voted "FOR" each of the nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 31, 2012. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for the year ending December 31, 2012 is not required, but is being submitted as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Fees Paid to Independent Auditors

        The following table presents aggregate fees billed to us for the years ended December 31, 2011 and 2010, for professional services rendered by Ernst & Young LLP, our principal accountant for the audit of our annual financial statements and review of our interim financial statements.

	2011	2010
	($ in thousands)
Audit Fees	$980	$633
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$980	$633

        Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For 2011, audit fees included approximately $198,000 related to our April 2011 stock offering.

        There were no Audit-Related Fees, Tax Fees or Other Fees billed to us for the years ended December 31, 2011 and 2010.

Pre-Approval Policies and Procedures

        Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 2.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 2: The ratification of Appointment of Independent Auditors. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        At the 2011 Annual Meeting of Stockholders a majority of our stockholders voted, on an advisory non-binding basis, to hold an advisory non-binding vote on executive compensation every year. Consistent with this recommendation by the our stockholders, the Board has determined that it will include an advisory non-binding stockholder vote on executive compensation in its proxy materials every year until the next vote on the frequency of the stockholder advisory vote on executive compensation.

        Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2011 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

        Stockholders are being asked to vote on the following resolution:

        "RESOLVED, that the stockholders approve the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures)."

        Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of our executive compensation principles and practices and the fiscal 2011 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2011 compensation of our named executive officers.

        To help ensure that all shareholder views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

Vote Required

        Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee, which is responsible for recommending to the full Board the amount and form of compensation to be paid to our executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 3.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 3: Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board consists of three non-employee independent directors, Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 22, 2009, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

AUDIT COMMITTEE
Martin H. Young, Jr., Chairman Jon A. Marshall Myles W. Scoggins

 EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

        This Compensation Discussion and Analysis describes the objectives and elements of our compensation program in 2011 for Messrs. Bryant, Wilkirson, Whitfield, Drennon and Painter, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, respectively, each of whom is included in the Compensation Tables that follow. We refer to these individuals as our "Named Executive Officers" or "NEOs". This section should be read together with the Compensation Tables, which disclose the compensation awarded to, earned by or paid to, our NEOs in or with respect to 2011, 2010 and 2009.

Overview and Objectives

        As we are a young company in the oil and gas exploration and production industry, our operations have to date centered on identifying prospects that may contain oil or gas, acquiring the rights to explore and develop them, commencing drilling, and preparing for our production phase. We have accomplished this with a small team of management individuals with significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for the successful execution of the company's business plan.

        We accomplished these objectives primarily by granting the management team ownership interests in our company, in addition to base salaries and annual cash bonuses. Each executive's compensation package was individually negotiated at the time of his hire and, generally, cash salaries and annual bonuses were established at industry-competitive levels. The ownership interests function as long term incentive compensation, with a substantial return prospect commensurate with the high risk profile of our early-stage status. In conjunction with our IPO at the end of 2009, and our recapitalization from a partnership to a corporation, management's ownership interests were converted into shares of our common stock or awards of restricted stock made under the Cobalt International Energy, Inc. Long Term Incentive Plan, or Incentive Plan. See "—Elements of Compensation—Long Term Incentive (Equity) Compensation."

        We expect that, as our company continues to mature and our management and executive ranks expand, our compensation program will become more conventional, and will more closely resemble a market-based compensation program, in which we will compare our programs and compensation levels more generally to other companies in our industry.

Compensation Process

        The Compensation Committee is responsible for reviewing and recommending to the Board the compensation of our Chief Executive Officer and our other executive officers. In reviewing and recommending to the Board executive officer compensation, the Compensation Committee (i) identifies corporate goals and objectives relevant to executive officer compensation, (ii) evaluates each executive officer's performance in light of such goals and objectives and (iii) reviews and recommends any long-term incentive components. As part of its review of executive compensation, the Compensation Committee reviews the recommendations of the Chief Executive Officer. In 2011, the Compensation Committee met eight times. The Board then deliberates on the Compensation Committee's recommendations and ultimately sets executive officer compensation.

        To assist in this process, the Compensation Committee retained Meridian in 2010 and 2011 to review the company's compensation program, including the design of the program, each element of compensation under the program and the total target compensation for each executive and key employee. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, and the directions given to Meridian regarding the performance of such services.

        Although the Compensation Committee reviewed executive compensation practices at a variety of oil and gas companies, the Compensation Committee, with the advice of Meridian, concluded that we do not have a single group of comparator or peer firms for purposes of traditional benchmarking and percentile targeting. As shown in the chart below, the majority of our partners in both the U.S. Gulf of Mexico and offshore West Africa, including the partners for whom we operate their assets, are much larger and more established than we are, often with global and fully integrated operations with significant revenue streams. However, as the chart illustrates clearly, these are in fact the companies that we partner and compete with in the deepwater pre-salt plays in the U.S. Gulf of Mexico and offshore Angola, and we operate on behalf of many of these companies. In addition, many of our executive roles have been filled by individuals who previously held key roles at these much larger organizations. For example, Mr. Bryant, who serves as our Chairman and Chief Executive Officer, served as the President and Chief Operating Officer of Unocal Corporation prior to its merger with Chevron Corporation, and Mr. Farnsworth, who currently serves as our Chief Exploration Officer, held the similar role of Vice President of World-Wide Exploration and Technology at BP p.l.c. To fill many of our executive and non-executive technical roles, we look in the first instance to current employees of the companies shown in the chart below because individuals at these companies have the technical skill sets we demand to be successful in the deepwater pre-salt plays in the U.S. Gulf of Mexico and offshore West Africa.

        Rather than look to a single peer or comparator group, our compensation practice throughout our organization is to review compensation on a position-by-position basis and determine the particular skill set required to be successful at Cobalt for the particular position in question. The skill set necessarily varies among positions but may include:

  •
  executive management experience at oil and gas enterprises;

  •
  deepwater experience and technical expertise;

  •
  international experience including managing multiple geographic locations;

  •
  experience growing and maturing a company through its lifecycle;

  •
  relevant financial and commercial experience; and

  •
  relevant compliance and legal experience.

For each of our NEOs, the required skill set is multifaceted and varied and cannot be found at one particular type of company. As a result, for our NEOs, we generally qualitatively review the compensation practices at a variety of companies, including large oil and gas companies with relevant assets, Angolan pre-salt operators, significant deepwater leaseholders in the U.S. Gulf of Mexico, other oil and gas companies, companies with similar market capitalization, companies with similar financial and capital structures and companies that are in a similar stage of maturation. Given the variety of companies we review in this process, our assessment is necessarily qualitative and subjective, and the ultimate compensation package for each of our NEOs is significantly based on our judgment. It is not based on traditional benchmarking and percentile targeting against a stated peer group.

Elements of Compensation

        Since our inception, our compensation package has consisted of base salaries, annual cash bonuses and long-term incentive compensation. We expect that these elements will remain the elements of our compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established enterprise.

        Base Salary.    Base salary is the fixed component of our compensation program, which provides stable income for our management team. Annualized base salaries in 2011 stayed flat for Messrs. Bryant, Wilkirson, Drennon and Painter. In recognition of Mr. Whitfield's promotion to the position of Chief Operating Officer and increased responsibilities, Mr. Whitfield's base salary increased by an additional $108,500 to $660,000 effective September 1, 2011. In February 2012, the Compensation Committee and the Board approved annual base salaries for our NEOs as follows: Mr. Bryant ($1,000,000), Mr. Whitfield ($686,400), Mr. Wilkirson ($499,500), Mr. Painter ($655,200), and Mr. Drennon ($560,000). All of our NEOs received market-based 4% raises from their respective 2011 base salaries, except for Mr. Bryant, whose base salary did not change. Mr. Wilkirson received an additional 7% raise from his 2011 base salary due to market-based factors specific to his position, and Mr. Drennon received an additional 8% raise from his 2011 base salary due to his significant efforts in Angola.

        Annual Bonus.    Our annual incentive plan focuses key executives on achievement of the near-term objectives of our current business plan. Each year, our Compensation Committee, in consultation with our Chief Executive Officer and Meridian, establishes key performance indicators for that year. The performance indicators are derived from our strategic and business growth plan. The table below sets forth our 2011 key performance indicators, including corresponding milestones and their respective weightings for each indicator established by our Compensation Committee in consultation with our

Chief Executive Officer and Meridian, as well as the Compensation Committee and the Board approved 2011 results and payments.

Performance Indicator	Target Milestone	Stretch Milestone	Target Weighting	Stretch Weighting	Approved Results	Approved Payout
Health, Safety, Security and Environment (HSSE)	Comparable to industry safety and environmental performance without any significant HSSE event*	Superior to industry safety and environmental performance without any significant HSSE event*	20%*	25%	Target(1)	20%
West Africa	Filed one Declaration of Commercial Discovery (DOCD) under the Risk Services Agreement (RSA) (either Bicuar or Cameia) and drilling two wells (Bicuar and Cameia) within 125% of Authority for Expenditures (AFEs) (tested on combined basis)	Filed two DOCDs under the RSA or filed one DOCD and drilled two wells within 110% of the AFEs	40%	50%	Target(2)	40%
Gulf of Mexico	Obtain permit to spud one operated well in Gulf of Mexico or, if approval is not received to spud, farm out the Ensco 8503 drilling rig in order to achieve idle rig time of less than 60 days for 2011	Discovery in Gulf of Mexico or, if approval is not received to drill, farm out the Ensco 8503 drilling rig in order to achieve idle rig time of less than 30 days for 2011	20%	25%	Stretch(3)	25%
Cash Management	Total operating and capital expenditures not to exceed the budget as approved by the Board	Total operating and capital expenditures less than 90% of the budget approved by the Board	20%	25%	Stretch(4)	25%
Total	—	—	100%	125%	—	110%

*
If there is a significant HSSE event, including loss of life, significant discharge or loss of well control, HSSE will be weighted 80% with the remaining 20% being apportioned pro-rata among the remaining performance indicators.

(1)
The Compensation Committee and the Board determined that Cobalt's HSSE performance was comparable to industry standards and, therefore, the target milestone was achieved.

(2)
The objective of the target milestone for this performance indicator was the achievement of one "successful" well drilled offshore West Africa. At the time the milestone was established, the Compensation Committee and the Board wanted to avoid ambiguity as to whether or not a well was successful and, therefore, settled on the filing of a DOCD under the RSA as a method to avoid this uncertainty. Although we did not file a DOCD under the RSA during 2011, the Cameia #1 exploratory well was unambiguously successful and we filed a declaration of a commercial well under the RSA in March 2012. The results of this well have confirmed (i) our West Africa pre-salt geological model, (ii) a significant oil column with high quality volatile oil, (iii) anticipated net pay estimates that were better than we originally expected, (iv) a high quality carbonate reservoir and (v) that our drilling had not encountered an oil-to-water contact. The second component of this performance indicator related to drilling the two wells (Cameia and Bicuar) on a combined basis under 125% of AFEs. Because of delays in obtaining a drilling rig to drill the wells, which was outside the control of management, we were unable to drill both the Cameia and Bicuar wells during 2011 and, therefore, this component was unachievable. After robust discussions, the Compensation Committee and the Board determined that the clear successful results of our Cameia #1 exploratory well offshore Angola met the spirit and objective of this performance indicator and merited achievement of the target milestone.

(3)
As a result of the aftermath of the Deepwater Horizon incident and the uncertain ability to obtain permits to drill in the U.S. Gulf of Mexico, the alternative objectives of this performance indicator were to either (i) obtain a permit to drill in the U.S. Gulf of Mexico and drill a discovery or (ii) farm out the Ensco 8503 drilling rig we had under contract and minimize the number of idle "standby" days where we were paying for a drilling rig we could not use. Management was successful in farming out the Ensco 8503 drilling rig for most of the year and only had 17 days of idle standby rig time, which all occurred in December 2011 after the drilling rig was returned to us at the conclusion of the farm out. We received our permit to drill our Ligurian #2 exploratory well on December 21, 2011, but we did not have the time in 2011 to drill this well and, therefore, make a discovery given the projected six months that is required to drill this well. Based on farming out the Ensco 8503 drilling rig in order to achieve idle rig time of less than 30 days for 2011, the Compensation Committee and the Board determined the stretch milestone was achieved.

(4)
For purposes of this performance indicator, the Compensation Committee and the Board approved a $177 million budget for certain key activities for 2011. This $177 million did not include certain items such as idle rig time costs, which were the subject of the Gulf of Mexico performance indicator, or expenditures on Block 20 offshore Angola. Final 2011 expenditures for these key activities was less than $159 million, or 90% of $177 million. Therefore, the Compensation Committee and the Board determined that the stretch milestone was achieved.

        Each of Messrs. Bryant and Whitfield was eligible for a 2011 target bonus amount equal to 100% of his 2011 base salary. Mr. Whitfield's 2011 target bonus amount increased to 100% as part of his promotion to Chief Operating Officer. Each of the remaining NEOs was eligible for a 2011 target bonus amount equal to 75% of his 2011 base salary. As shown above, the Compensation Committee and the Board, in consultation with Meridian and our Chief Executive Officer, determined that for 2011 the key performance indicators were achieved at levels that allowed for an approved payout of 110% of each NEO's respective target bonus amount.

        In addition, the Compensation Committee and the Board noted (i) management's exceptional work to close the April 2011 stock offering which raised an additional $478.2 million of capital for us during a time of uncertainty for our U.S. Gulf of Mexico drilling program and (ii) the exceptional results of the Cameia #1 exploratory well, and approved a supplemental bonus of 15% payout of each NEO's respective target bonus amount.

        In February 2012, the Compensation Committee and the Board approved (i) an additional 75% payout of Mr. Bryant's target bonus amount due to his organizational leadership and the substantial value he created for our stockholders during 2011, (ii) an additional 25% payout of Mr. Whitfield's target bonus amount due to outstanding operational results, including safety and environmental performance, operational leadership, and our U.S. Gulf of Mexico permitting results in 2011, and (iii) an additional 15% payout of Mr. Drennon's target bonus amount due to the exceptional results of our Cameia #1 exploratory well, the start-up of our Angola operations, and general operational performance.

        Annual bonuses with respect to the 2011 fiscal year under the annual incentive plan were calculated and paid in March 2012.

        Long Term Incentive (Equity) Compensation.    Prior to the IPO, significant equity awards were granted to each NEO (other than Mr. Drennon, who joined Cobalt after the IPO) to align their incentives with the interests of our stockholders. These awards were converted into shares of common stock in connection with the IPO. Since the IPO, we have started to make annual market-based grants of equity to each NEO similar to the practices of established public companies. Our NEOs and other key executives are heavily invested in our common stock, which we believe aligns their interests with those of our stockholders.

        Our first annual grant of equity as a public company occurred in December 2010 and it consisted of stock options, restricted stock and restricted stock units. During the fall of 2011, the Compensation Committee determined that the annual grants of equity would occur during the first quarter of each year rather than the prior December and, therefore, no annual grants of equity were made to our NEOs during 2011. In February 2012, the Compensation Committee and the Board made an annual grant of equity consisting of stock options and restricted stock. Pursuant to SEC rules, the grant date fair value of these grants will be reported in the Compensation Tables of the proxy statement for our 2013 Annual Meeting of Stockholders. In addition, in February 2012, the Compensation Committee and the Board approved certain non-material amendments to the award agreements for the December 2010 equity awards. These amendments did not involve the amount or pricing of the awards. For a description of these amendments, see "Potential Payments Upon Termination or Change in Control."

        In recognition of Mr. Whitfield's promotion to the position of Chief Operating Officer and the resulting increased responsibilities, Mr. Whitfield received a special supplemental award of 100,000 shares of restricted stock in September 2011. In addition, in connection with his significant achievement of establishing our drilling capabilities in Angola during 2011, Mr. Drennon received a special supplemental award of 50,000 shares of restricted stock in October 2011.

        Other Benefits.    We offer all of our employees a 401(k) savings plan and group health and life insurance. Our NEOs participate in these programs on the same basis as all employees. We do not offer other welfare or fringe benefits or perquisites to our NEOs. Effective January 1, 2012, the Compensation Committee and the Board instituted a 100% match of the first 6% of eligible compensation deferred by participants under our 401(k) plan.

        Stock Ownership Guidelines.    Effective October 25, 2011, the Compensation Committee adopted stock ownership guidelines applicable to our Chief Executive Officer, our other executive officers and our non-employee directors. These guidelines require that at the end of each fiscal year the value of shares of our common stock retained by the Chief Executive Officer, our other executive officers and our non-employee directors be six times, three times and five times, respectively, the multiple of such person's respective base salary or annual retainer. Our Chief Executive Officer, other executive officers and non-employee directors are expected to be in compliance with these guidelines by October 25, 2013.

        Consideration of 2011 Say-On-Pay Stockholders Vote.    At our 2011 Annual Meeting of Stockholders, over 97% of votes were cast, on an advisory basis, in favor of the "say-on-pay" vote on executive compensation. As such, the Compensation Committee has concluded that a large majority of our stockholders is satisfied with our existing compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing executive compensation program effectively aligns the interests of our named executive officers with the long term goals of Cobalt.

        Our Compensation Policies and Practices and Risk Management.    Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Report

        The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
N. John Lancaster, Chairman Jack E. Golden Jon A. Marshall Kenneth A. Pontarelli D. Jeff van Steenbergen

2011 Summary Compensation Table

        The following table summarizes the compensation of our NEOs for 2011. Our NEOs are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as determined by their total compensation for 2011 set forth in the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph H. Bryant	2011	1,000,000	900,000	—	—	1,100,000	21,017	3,021,017
Chairman & Chief	2010	1,000,000	200,000	196,203	1,552,587	500,000	—	3,448,790
Executive Officer	2009	1,000,000	1,000,000	11,573,735	—	1,000,000	31,113	14,604,848
John P. Wilkirson	2011	450,000	50,625	—	—	371,250	22,568	894,443
EVP and Chief	2010	436,250	87,250	457,812	349,328	218,125	—	1,548,765
Financial Officer	2009	400,000	—	711,910	—	400,000	14,700	1,526,610
Van P. Whitfield(6)	2011	587,667	235,067	741,500	—	646,434	2,322	2,212,990
Chief Operating Officer	2010	551,500	110,300	108,203	642,188	275,750	—	1,687,941
Michael D. Drennon(6)	2011	500,000	112,500	309,030	—	412,500	79,109	1,413,139
EVP and General
Manager, Cobalt
Angola
James H. Painter	2011	630,000	70,875	—	—	519,750	11,018	1,231,643
EVP, Gulf of Mexico	2010	630,000	126,000	123,627	611,327	315,000	—	1,805,954
	2009	600,000	—	4,427,585	—	600,000	30,420	5,658,005

(1)
The amounts reported are the salaries that each NEO received for the entire year.

(2)
Based on exceptional performance, each of our NEOs received a supplemental cash bonus for 2011 in an amount equal to at least 15% of his target bonus. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(3)
Represents the aggregate grant date fair value of equity awards granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of our assumptions in determining the grant date fair value of these awards.

(4)
The amounts reported for 2011 are the annual bonuses that the NEOs received in February 2012 for performance during 2011 pursuant to our annual incentive plan, based upon achievement of the applicable key performance indicators. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(5)
The following items are reported in the "All Other Compensation" column:

Name	Health Benefits($)	Reimbursement of Foreign Income Tax($)	Total($)
Joseph H. Bryant	21,017	—	21,017
John P. Wilkirson	22,568	—	22,568
Van P. Whitfield	2,322	—	2,322
Michael D. Drennon	2,763	76,346	79,109
James H. Painter	11,018	—	11,018
(6)
Mr. Whitfield was not an NEO in 2009 and, therefore, his compensation is not disclosed for 2009. Mr. Drennon was not an NEO in 2010 or 2009 and, therefore, his compensation is not disclosed for those years.

2011 Grants of Plan-Based Awards

        The following table sets forth information regarding the non-equity and equity incentive plan awards granted to our NEOs in 2011.

							All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Joseph H. Bryant		1,000,000	1,250,000
John P. Wilkirson		337,500	421,875
Van P. Whitfield	9/6/11	587,667	734,584
	9/6/11				50,000			370,750
	9/6/11						50,000	370,750
Michael D. Drennon		375,000	468,750
	10/25/11				50,000			309,030
James H. Painter		472,500	590,625

(1)
For additional information on the actual earned amounts, see "Compensation Discussion and Analysis—Annual Bonus" and the "Non-Equity Incentive Plan Compensation" column of the 2011 Summary Compensation Table.

(2)
In recognition of Mr. Whitfield's promotion to Chief Operating Officer and increased responsibilities, he received an award of 100,000 shares of restricted stock. In connection with Mr. Drennon's significant achievement of establishing our drilling capabilities in Angola, he received an award of 50,000 shares of restricted stock. 50,000 of the shares of restricted stock granted to Mr. Whitfield and the shares of restricted stock granted to Mr. Drennon will vest on December 21, 2014, if a specified value condition is met. The remaining 50,000 shares of restricted stock granted to Mr. Whitfield will vest on the earlier to occur of December 31, 2014 or the termination of his employment agreement.

Employment and Severance Agreements

        In connection with our IPO in December 2009, we entered into an employment agreement with each of Messrs. Bryant and Painter and a severance agreement with each of Messrs. Wilkirson and Whitfield. In April 2010, we entered into a severance agreement with Mr. Drennon in connection with the commencement of his employment with us. In September 2011, in connection with Mr. Whitfield's promotion to Chief Operating Offer, we entered into an employment agreement with him that supersedes his severance agreement. The following is a summary of certain of the material terms of these agreements. For a summary of the provisions in these agreements that relate to specified terminations of employment or a change in control, see "Potential Payments Upon Termination or Change in Control".

        Terms.    The agreements with Messrs. Bryant, Painter and Wilkirson have five-year terms, which correspond with the length of the share transfer restrictions applicable to Messrs. Bryant, Painter and Wilkirson that are described below. The term of Mr. Drennon's severance agreement is scheduled to expire on April 1, 2015. The term of Mr. Whitfield's agreement is scheduled to expire on January 1, 2014, subject to annual one-year extensions if both parties agree.

        Base Salary, Annual Bonus and Benefits.    The employment agreements with each of Messrs. Bryant, Painter and Whitfield specify the terms of his base salary, annual bonus opportunity and entitlement to benefits, expense reimbursement, paid vacation and sick leave; the severance agreements with Messrs. Wilkirson and Drennon do not specify such terms. Each employment agreement provides for a base salary that may be increased (but not decreased) at the discretion of the Board; for our NEOs' base salaries in 2011, see the "Salary" column of the 2011 Summary Compensation Table on page 29. Each employment agreement provides that the executive is eligible to receive an annual bonus, based on the attainment of performance criteria determined by the Board, in a target annual amount equal to 100% of his base salary. In December 2010, Mr. Painter agreed to reduce his target bonus amount to 75% in return for annual grants of equity.

        Equity Grants.    The employment and severance agreements with each of Messrs. Bryant, Painter, Wilkirson and Whitfield provided for the grant to each of them, immediately prior to the closing of our IPO, of Class C and/or Class D units. These units, which were converted in connection with our IPO into restricted shares of our common stock granted under the Incentive Plan and individual award agreements, were granted in exchange for each NEO's agreement to be bound by the share transfer restrictions described below. Mr. Drennon's severance agreement provided for initial grants of restricted shares of our common stock granted under the Incentive Plan and individual award agreements. For additional information regarding these equity grants, see the narrative following the "Potential Payments Upon Termination or a Change-in-Control" table.

        Transfer Restrictions.    Each employment and severance agreement, other than Mr. Drennon's severance agreement, contains restrictions on the NEO's ability to transfer the shares of our common stock that he received in connection with our corporate reorganization in respect of his Class A and Class B units. These transfer restrictions operate independently from the transfer restrictions contained in the restricted stock award agreements that govern the terms of the shares of our common stock that Mr. Wilkirson received in respect of his Class B units. The number of shares that are subject to the transfer restrictions in the employment and severance agreements are determined by a formula based on the class of partnership interest from which the shares were converted in connection with our corporate reorganization and the proportions of sales of our common stock transacted by our controlling stockholders following the closing of our IPO. The formula ensures that a substantial portion of our NEOs' shareholdings cannot be sold for five years (or, in the case of Mr. Whitfield, two-and-a-half years) following the closing of our IPO. The restricted period will end early in the event of:

  •
  termination of the NEO's employment other than by us for "cause" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section);

  •
  the sale by our controlling stockholders of a number of shares of our common stock equal to the number of shares that they held immediately after the closing of our IPO; or

  •
  a "change-in-control" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section), subject to specified exceptions described in footnote 4 to the table in the "Potential Payments Upon Termination or Change-in-Control" section.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table sets forth information regarding the exercisable and unexercisable stock options and the unvested restricted stock and restricted stock units held by our NEOs as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph H. Bryant	57,252	171,755	12.45	12/3/2020	462,580	7,179,242	587,913	9,124,410
John P. Wilkirson	12,882	38,644	12.45	12/3/2020	53,129	824,562	88,245	1,369,562
Van P. Whitfield	23,681	71,042	12.45	12/3/2020	287,072	4,455,357	78,865	1,223,985
Michael D. Drennon	21,469	64,408	12.45	12/3/2020	25,000	388,000	99,317	1,541,400
James H. Painter	22,543	67,628	12.45	12/3/2020	150,339	2,333,261	266,302	4,133,007

(1)
In December 2010, Messrs. Bryant, Wilkirson, Drennon, Painter and Whitfield received 229,007, 51,526, 85,877, 90,171 and 94,723 stock options, respectively. These stock options vested 25% on December 31, 2011 and the remaining stock options are scheduled to vest 25% on each of December 31, 2012, December 31, 2013 and December 31, 2014.

(2)
For Mr. Bryant, consists of 462,580 restricted shares which he received in our IPO upon the conversion of his Class C units. These restricted shares are scheduled to vest on December 21, 2014.

For Mr. Wilkirson, consists of 23,129 restricted shares which he received in our IPO upon the conversion of his Class C units and 30,000 restricted shares he received in June 2010 in connection with his promotion to Chief Financial Officer. These restricted shares are scheduled to vest on December 21, 2014.

For Mr. Whitfield, consists of 237,072 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, and 50,000 restricted shares which he received in September 2011 in connection with his promotion to Chief Operating Officer, which are scheduled to vest upon the earlier to occur of December 31, 2014 or the termination of his employment agreement.

For Mr. Drennon, consists of 25,000 restricted shares which he received upon the start of his employment at Cobalt. These restricted shares are scheduled to vest 60% on April 1, 2013 and 40% on April 1, 2014, his third and fourth anniversaries of employment at Cobalt.

For Mr. Painter, consists of 150,339 restricted shares which he received in our IPO upon the conversion of his Class C units. These restricted shares are scheduled to vest on December 21, 2014.

(3)
The market value of the unvested restricted stock and restricted stock units was calculated by multiplying the number of shares underlying the awards by $15.52, which was the closing price of a share of our common stock on December 30, 2011, the last trading day of 2011.

(4)
For Mr. Bryant, these shares or units consist of 525,533 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 22,220 restricted shares he was awarded in December 2010 and 40,160 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On

  February 24, 2012, the Compensation Committee and the Board approved the vesting of 15,060 restricted stock units for Mr. Bryant, based upon performance achieved during 2011. The remaining restricted stock units will vest on December 31, 2012 and/or December 31, 2013 if performance criteria are achieved.

For Mr. Wilkirson, these shares or units consist of 39,415 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 30,000 shares he received in June 2010 in connection with his promotion to Chief Financial Officer, 9,794 restricted shares he was awarded in December 2010 and 9,036 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 3,388 restricted stock units for Mr. Wilkirson, based upon performance achieved during 2011. The remaining restricted stock units will vest on December 31, 2012 and/or December 31, 2013 if performance criteria are achieved.

For Mr. Whitfield, these shares or units consist of 12,254 restricted shares he was awarded in December 2010, 50,000 shares he received in September 2011 in connection with his promotion to Chief Operating Officer and 16,611 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 6,229 restricted stock units for Mr. Whitfield, based upon performance achieved during 2011. The remaining restricted stock units will vest on December 31, 2012 and/or December 31, 2013 if performance criteria are achieved.

For Mr. Drennon, these shares or units consist of 25,000 restricted shares which he received upon the start of his employment at Cobalt, 9,257 restricted shares he received in December 2010, 50,000 restricted shares he received in October 2011 and 15,060 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 5,647 restricted stock units for Mr. Drennon, based upon performance achieved during 2011. The remaining restricted stock units will vest on December 31, 2012 and/or December 31, 2013 if performance criteria are achieved.

For Mr. Painter, these shares or units consist of 236,490 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 13,999 restricted shares he was awarded in December 2010 and 15,813 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 5,929 restricted stock units for Mr. Painter, based upon performance achieved during 2011. The remaining restricted stock units will vest on December 31, 2012 and/or December 31, 2013 if performance criteria are achieved.

2011 Option Exercises and Stock Vested

        The following table sets forth information regarding shares of restricted stock held by Mr. Wilkirson that vested in 2011. None of our other NEOs acquired shares in 2011 based on the vesting of stock awards, and none of our NEOs exercised stock options in 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph H. Bryant	—	—
John P. Wilkirson	97,419	1,094,015
Van P. Whitfield	—	—
Michael D. Drennon	—	—
James H. Painter	—	—

(1)
The value realized was calculated by multiplying the number of restricted shares that vested by $11.23, which was the closing price of a share of our common stock on the vesting date of October 29, 2011.

2011 Pension Benefits

        We do not maintain any defined benefit pension plans.

2011 Nonqualified Deferred Compensation

        The following table sets forth information regarding nonqualified deferred compensation as of December 31, 2011.

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Joseph H. Bryant	—	—	241,210	—	1,130,989
John P. Wilkirson	—	—	—	—	—
Van P. Whitfield	—	—	63,006	—	295,423
Michael D. Drennon	—	—	—	—	—
James H. Painter	—	—	57,733	—	270,700

(1)
Deferrals under the plan were not permitted for 2011.

(2)
Amounts deferred were deemed to be invested in shares of our common stock following our IPO. The aggregate earnings reflect the increase in the price of a share of our common stock from December 31, 2010 ($12.21) to December 30, 2011 ($15.52), the last trading day of 2011. These amounts are not reported in the 2011 Summary Compensation Table.

(3)
The deferred amounts were distributed to the NEOs on January 15, 2012 in shares of our common stock.

(4)
Includes portions of salary and bonus previously reported in the Summary Compensation Table in respect of 2009 compensation ($2,000,000 for Mr. Bryant, $1,200,000 for Mr. Painter and $1,050,000 for Mr. Whitfield).

Potential Payments Upon Termination or Change in Control

        The following table and narrative quantify and describe the payments and benefits to which each of Messrs. Bryant, Wilkirson, Whitfield, Drennon and Painter would have been entitled had his employment terminated under specified circumstances or had we undergone a change in control, in each case on December 31, 2011. The amounts set forth in the "Accelerated Vesting of Equity" column of this table are based on the $15.52 closing price of a share of our common stock on December 30, 2011, which was the last trading day of 2011.

Name	Salary ($)(1)	Pro Rata Bonus ($)(1)(2)	Health Benefits Continuation ($)(3)	Accelerated Vesting of Equity ($)(4)	Total ($)
Joseph H. Bryant
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	1,100,000	—	16,830,940	17,930,940
Without Cause or for Good Reason	—	—	28,022	—	28,022
Change in Control	—	—	—	16,830,940	16,830,940
John P. Wilkirson
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	371,250	—	2,312,763	2,684,013
Without Cause or for Good Reason	—	—	30,091	—	30,091
Change in Control	—	—	—	2,312,763	2,312,763
Michael D. Drennon
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	412,500	—	2,127,132	2,539,632
Without Cause or for Good Reason	250,000	—	3,684	—	253,684
Change in Control	—	—	—	2,127,132	2,127,132
James H. Painter
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	519,750	—	6,673,887	7,193,637
Without Cause or for Good Reason	—	—	14,690	—	14,690
Change in Control	—	—	—	6,673,887	6,673,887
Van P. Whitfield
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	646,434	—	5,897,442	6,543,876
Without Cause or for Good Reason	—	—	3,096	—	3,096
Change in Control	—	—	—	5,897,442	5,897,442

(1)
Each NEO's employment or severance agreement provides for a cash severance payment on termination of the NEO's employment by us without "cause" or by him for "good reason" (see the definitions of such terms in the narrative below). In the case of Mr. Bryant, the amount of this payment is equal to the remaining portion of his annualized base salary for the year in which his termination occurs plus two times his annualized base salary for each remaining full calendar year of his five-year agreement plus two times the pro rata portion of his annualized base salary for the period during the last year of his agreement starting with January 1 and ending on the agreement expiration date. In the case of each of Messrs. Whitfield and Painter, the amount of this payment is equal to 100% of his annualized base salary, and in the case of each of Messrs. Drennon and Wilkirson, the amount of this payment is equal to 50% of his annualized base salary. For each of Messrs. Bryant, Wilkirson, Whitfield and Painter, however, the amount of this payment, when added to the amount of any pro rata bonus paid on such termination (see footnote 2), is reduced by the value (at the time of termination) of the restricted shares of our common stock that the NEO received under the Incentive Plan in connection with our IPO and that are held by the NEO, except to the extent that such restricted shares would be forfeited on termination. Because the value of such shares held by each of Messrs. Bryant, Wilkirson, Whitfield and Painter as of December 31, 2011 exceeded the amount of such cash severance, none of these NEOs would have received any cash severance had his employment been terminated by us without cause or by him for good reason on such date.

(2)
Each NEO's employment or severance agreement provides for a pro rata bonus payment upon termination of his employment due to death or "disability" (see the definition of such term in the narrative below), by us without cause or by him for good reason. "Pro Rata Bonus" amounts shown in the table for a termination of employment due to death or "disability" represent the actual annual bonuses with respect to the 2011 fiscal year that were determined by the Compensation Committee under the Company's annual incentive plan and paid in March 2012.

(3)
Each NEO's employment or severance agreement provides that the NEO may elect to continue coverage under our group health plans for him and his eligible dependents for a period not to exceed 18 months following termination of his employment by us without cause or by him for good reason at the same cost to him as is paid by similarly situated employees for similar coverage. The amounts set forth in this column for Messrs. Bryant, Wilkirson, Drennon and Painter assume that each would have elected to continue his coverage for the maximum 18 months. No amount is set forth for Mr. Whitfield, as he receives health coverage from his former employer on terms that are more generous than the terms of our coverage and, therefore, had his employment terminated on December 31, 2011, he likely would have elected to continue such coverage from his former employer. Had Mr. Whitfield nevertheless elected coverage from us as of such date, the value of 18 months of such coverage for him would have been approximately $20,000.

(4)
Please see the narrative below for a description of the treatment of the NEOs' equity awards on termination of their employment or a change in control.

  Termination of employment

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on termination of the NEO's employment due to his death or "disability" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met on December 21, 2014. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on December 20, 2014 must equal or exceed the $13.50 price at which we sold our shares to the public in our IPO. The amounts reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $15.52 value on December 21, 2014 as it had on December 30, 2011. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date. Each NEO's restricted stock award agreements provide for forfeiture of his unvested restricted stock awards on termination of his employment for any reason other than due to his death or disability, except as otherwise noted below with respect to restricted stock awards following termination of employment after a change in control.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement as in effect on December 31, 2011, on termination of the NEO's employment due to his death or disability, the service condition under the award will be deemed satisfied as of the date of such termination and the shares underlying the award will be distributed to the NEO on December 31, 2013, subject to attainment of the specified performance criteria. As the performance criteria had not yet been attained as of December 31, 2011, no amount in respect of the restricted stock units is reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column of the table above. Each NEO's restricted stock unit award agreement provides for forfeiture of his unvested restricted stock award on termination of his employment for any reason other than due to his death or disability, with the shares underlying the vested portion of the award distributed to the NEO on December 31, 2013, subject to attainment of the specified performance criteria. In February 2012, the Board approved non-material amendments to the restricted stock unit awards held by all participants, including the NEOs, to provide for distribution of all or a portion of the shares underlying the awards after each of 2011, 2012 and

2013, based on attainment of the specified performance criteria for such year. The Board also approved the vesting and distribution of 37.5% of the shares underlying the restricted stock unit awards based on performance during 2011.

        Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2011, on termination of the NEO's employment due to his death or disability, the unvested portion of the option will accelerate as of the date of such termination, and the option will remain exercisable until the earlier of one year after such termination or the expiration of the option. Each NEO's stock option award agreement provides for forfeiture of the unvested portion of the option on termination of the NEO's employment by us without "cause" (see definition below) or by him for any reason, with the vested portion of the option remaining exercisable until the earlier of 90 days after such termination or the expiration of the option. The entire option, whether vested or unvested, is forfeited on termination of the NEO's employment by us for cause. In February 2012, the Board approved non-material amendments to the option awards held by all participants, including the NEOs, to provide that, after any termination of employment other than by us for cause, the vested portion of the option will remain exercisable until the expiration of the option.

  Change in control

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on a "change in control" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met as of the date of such change in control. In addition, if the acquirer in such change in control requests that the NEO continue to provide services to us (or our successor or the surviving entity) for a specified period not to exceed 12 months after such change in control, the Class D restricted stock awards will accelerate on the earliest of the last day of such period, December 21, 2014 or the date on which the NEO's employment is terminated by us (or our successor or the surviving entity) without cause, by him for "good reason" (as defined below) or due to his death or disability. The amounts reflected in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $15.52 value on December 21, 2014 as it had on December 30, 2011. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement, on a change in control, the award will vest based on the target amount of the award or, if greater, attainment of the specified performance criteria as of the date of such change in control. The target and maximum payments with respect to the restricted stock unit awards are set forth in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the "2011 Grants of Plan-Based Awards Table". As of December 31, 2011, the actual performance attained was less than the target amount of the awards and therefore the amounts reported in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above reflect accelerated vesting of the awards at target. Had we attained maximum performance as of December 31, 2011, the amounts would be as follows: Mr. Bryant, $1,246,566; Mr. Wilkirson, $280,477; Mr. Whitfield, $515,605; Mr. Drennon, $467,462; and Mr. Painter, $490,835.

        Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2011, on a change in control, the vesting of the unvested portion of the award will accelerate and, unless otherwise provided by the Compensation Committee, will be canceled in consideration of a payment to the NEO in an amount equal to the intrinsic value of the award (i.e., the per share price paid by the acquirer in such change in control minus the exercise price of the option, multiplied by the number of shares covered by the option). In February 2012, the Board approved non-

material amendments to the option awards held by all participants, including the NEOs, to provide that, in consideration of the cancelation of the awards on a change in control, each participant may elect either to receive a payment in an amount equal to the intrinsic value of the participant's award or to have the award rolled over into an equivalent option to purchaser shares of the acquirer's stock. However, our Chief Executive Officer may determine to disregard the participants' elections so long as the options held by all participants are treated substantially similarly.

        Golden Parachute Tax Gross-Ups.    The employment or severance agreement with each of our NEOs other than Mr. Whitfield provides for a "gross-up" of any golden parachute excise taxes imposed under Internal Revenue Code Section 4999 on any change-in-control-related payments or benefits that he receives. However, such gross-up does not apply to the issuance to him of any of our equity interests, the accelerated vesting of any such interests or any other benefit that he may receive in connection with such a change in control. In addition, he is not entitled to such a gross-up if the aggregate value of such change-in-control-related payments does not exceed 110% of his safe harbor amount (i.e., three times his average total annual compensation for the five calendar years prior to the change in control). Had a change in control occurred on December 31, 2011, the aggregate value of the payments that would have been made to each of Messrs. Bryant, Wilkirson, Drennon and Painter in connection with such change in control (other than any accelerated vesting of his restricted stock awards) would not have exceeded 110% of his safe harbor amount. Therefore, none of Messrs. Bryant, Wilkirson, Drennon or Painter would have been entitled to a gross-up payment pursuant to his employment or severance agreement.

        Releases.    On each termination of an NEO's employment other than due to his death, our obligation to provide the salary and pro rata bonus payments quantified and described in the table above would have been subject to the NEO's execution of a release of claims in our favor.

        Restrictive Covenants.    Each NEO's employment or severance agreement contains restrictions on competing with us or soliciting our employees during a specified period following termination of his employment with us: one year, in the case of Messrs. Bryant, Whitfield and Painter, and six months, in the case of Messrs. Drennon and Wilkirson. Each NEO also is subject to perpetual restrictions on disclosing our confidential information or disparaging us.

        Termination by Us without Cause or by the NEO for Good Reason.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits upon termination of his employment by us without cause or by him for good reason, and each NEO's Class D restricted stock award agreement provides for accelerated vesting of the award on termination of the NEO's employment by us without cause or by him for good reason under specified circumstances following a change in control. Each of these agreements generally defines "cause" to mean the NEO's:

  •
  willful failure to substantially perform his duties;

  •
  willful misconduct, gross negligence or breach of fiduciary duty that results in material demonstrable harm to us or any of our affiliates;

  •
  willful and material breach of the agreement that results in material demonstrable harm to us or any of our affiliates;

  •
  conviction of, or entering a plea bargain or settlement admitting the guilt or the imposition of unadjudicated probation for, any felony that involves moral turpitude or as a result of which his continued employment would reasonably be expected to have a material adverse impact on our or our affiliates' reputations;

  •
  having been the subject of any order, judicial or administrative, obtained or issued by the SEC for any securities violation involving fraud;

  •
  unlawful use or possession of illegal drugs on our premises or while performing his duties and responsibilities; or

  •
  commission of an act of fraud, embezzlement or misappropriation against us or any of our affiliates.

        In each case, the NEO has 30 days following written notice from us to cure, if possible, the situation alleged to constitute cause.

        Each agreement generally defines "good reason" to mean:

  •
  a material diminution in the NEO's base salary; or

  •
  the relocation of the geographic location of the NEO's principal place of employment by more than 75 miles from Houston, Texas.

        Messrs. Bryant's and Whitfield's employment agreements define "good reason" to include also the following:

  •
  a material diminution in his authority, duties, responsibility or roles; or

  •
  a material breach by us of his employment agreement.

        In each case, the NEO is required to provide us with written notice of the condition alleged to constitute good reason within 45 days after the initial existence of the condition. We then have 30 days to cure the condition.

        Disability.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits on his disability, and each NEO's equity award agreements provide for accelerated vesting of the awards on his disability, either in all cases or under specified circumstances. Each of these agreements generally defines "disability" to mean the NEO's inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

        Change in Control.    As discussed above, our NEOs' equity awards vest in connection with a change in control under specified circumstances. The Incentive Plan generally defines a "change in control" to mean:

  •
  the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by any of our controlling stockholders or their respective affiliates);

  •
  the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

  •
  the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity outstanding immediately after such transaction); or

  •
  the transfer of our assets having an aggregate fair market value of more than 50% of our fair market value immediately prior to such transfer, but only if, in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of our fair market value immediately prior to such transfer.

Equity Compensation Plan Information

        The following table sets forth information regarding regarding our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders(1)	1,653,038	(3)	$12.45	(5)	11,478,061
Equity compensation plans not approved by security holders(2)	121,637		—		—
Total	1,774,675		$12.45	(5)	11,478,061

(1)
Includes the Cobalt International Energy Inc. Long Term Incentive Plan and the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan.

(2)
Includes the Cobalt International Energy, Inc. Deferred Compensation Plan. See the "2011 Nonqualified Deferred Compensation" table and Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the material features of our Deferred Compensation Plan.

(3)
Includes 1,133,960 shares underlying stock options, 51,620 shares underlying restricted stock unit awards granted to our non-employee directors, up to 397,676 shares underlying performance-based restricted stock unit awards which may be issued subject to the achievement of performance conditions and 69,782 shares granted to non-employee directors under our Non-Employee Directors Compensation Plan which were deferred under our Non-Employee Directors Deferral Plan.

(4)
Includes 10,755,940 shares available for issuance under the Cobalt International Energy Inc. Long Term Incentive Plan and 722,121 shares available for issuance under the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan. Directors may elect to defer under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan all or a portion of their annual retainers and their restricted stock units that they receive under our Non-Employee Directors Compensation Plan. No shares remain available for future issuance under the Cobalt International Energy, Inc. Deferred Compensation Plan.

(5)
Does not take into account shares underlying outstanding restricted stock units or the deferred shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 31, 2011.

 HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Cobalt International Energy, Inc., at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or by telephone at +1 (713) 452-2322. We undertake to deliver separate copies of these documents promptly upon such request. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

        Any stockholder desiring to present a stockholder proposal at our 2013 Annual Meeting of Stockholders and to have the proposal included in our related proxy statement must send it to Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, so that it is received no later than November 22, 2012. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

        In addition, in accordance with our bylaws, any stockholder entitled to vote at our 2013 Annual Meeting of Stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2013 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of our bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of our Secretary at the address shown above, so that it is received between December 28, 2012 and January 27, 2013.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary

Houston, Texas
March 22, 2012

Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY BY MAIL To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval. SIGNATURE: DATE: TIME: Registered Quantity Broker Quantity Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes (THIS BOXED AREA DOES NOT PRINT) PRINT AUTHORIZATION Label Area 4” x 1 1/2” 1. Election of twelve directors. WITHHELD from all nominees listed below FOR all nominees listed below (except as marked to the contrary below) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. COBALT INTERNATIONAL ENERGY, INC. IS MAKING THREE PROPOSALS, NONE OF WHICH ARE CONTINGENT ON EACH OTHER. NOMINEES: (Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominees in the space provided below.) Signature Signature Date , 2012. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: (01) Joseph H. Bryant (02) Peter R. Coneway (03) Michael G. France (04) Jack E. Golden (05) N. John Lancaster (06) Scott L. Lebovitz (07) Jon A. Marshall (08) Kenneth W. Moore (09) Kenneth A. Pontarelli (10) Myles W. Scoggins (11) D. Jeff van Steenbergen (12) Martin H. Young, Jr. VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Cobalt International Energy, Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE OR OR As a stockholder of Cobalt International Energy, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 25, 2012. 2. Ratification of Ernst & Young LLP as independent auditors for 2012. 3. Advisory approval of the company’s executive compensation as disclosed in the proxy materials. UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 7970 Cobalt CST Proxy_01 2/13/12 4:04 PM Page 1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS COBALT INTERNATIONAL ENERGY, INC. The undersigned appoints Joseph H. Bryant and Jeffrey A. Starzec as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cobalt International Energy, Inc. held of record by the undersigned at the close of business on March 15, 2012 at the Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 26, 2012 or at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 26, 2012. This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/cobaltintl/2012 7970 Cobalt CST Proxy_01 2/13/12 4:04 PM Page 2